Exhibit 99.2
NaviSite Acquires Alabanza and Jupiter Hosting
EBITDA Accretive Transactions add to NaviSite’s Hosting Business
Andover, MA. August 13, 2007- NaviSite, Inc. (www.navisite.com) (NASDAQ: NAVI), a leading provider of application management, internet infrastructure and hosting solutions for the mid-market, has acquired two privately-held providers of hosting services — Alabanza and Jupiter Hosting — for total cash consideration of approximately $15.5 million.
Baltimore, MD based Alabanza offers a comprehensive suite of dedicated and shared web hosting services, as well as a highly automated proprietary software platform for provisioning and managing high volume hosting solutions. Santa Clara, CA based Jupiter Hosting offers dedicated and complex managed hosting and infrastructure services that include high quality and high bandwidth applications such as IPTV, Video on Demand and Progressive Video Delivery; the company also has a data center located in Santa Clara, CA.
“Alabanza and Jupiter fit neatly into our managed hosting offerings and were acquired at less than four times expected synergistic EBITDA,” said Arthur Becker, Chief Executive Officer of NaviSite. “These transactions add new customers with average revenue per square foot densities of approximately $4,700 per year and create significant opportunities to up-sell and cross-sell our entire suite of managed services.”
The acquisitions were financed predominately through cash on hand. The acquisitions are expected to be accretive to adjusted EBITDA immediately and fully integrated by NaviSite’s second quarter. The company plans to update fiscal 2008 guidance for these acquisitions in its next quarterly earnings call tentatively scheduled for the end of September, 2007.
About Alabanza
Baltimore, MD based Alabanza’s automated web hosting solutions, backed by its powerful Domain System Manager (DSM®) software, are used by web hosting companies, web developers, systems integrators, Internet service providers, and telecommunication carriers. Alabanza’s proprietary software platform is a business management tool that guides and automates the core tasks required for running a hosting company, including DNS registration, web site provisioning and building, store front creation and customer billing. Nearly 165,000 active web sites in more than 25 countries are powered by Alabanza. For more information, please visit www.alabanza.com.
About Jupiter Hosting
Santa Clara, CA based Jupiter Hosting specializes in managed hosting for companies with high traffic volumes or complex hosting requirements. Working within the OSI seven-layer model, it provides simple dedicated and complex managed web hosting and web infrastructures for over 10,000 Internet properties. Jupiter Hosting has emerged as an industry leader in providing support for high-bandwidth applications such as IPTV, Video-on-Demand, and Progressive Download of Video content over the Internet. Other areas of specialization include IP bandwidth provisioning, server clustering, and application or database installation. For more information, please visit www.jupiterhosting.com.
About NaviSite
NaviSite is a leading provider of applications management and internet infrastructure solutions for the mid-market. More than 1000 customers depend on NaviSite for application development, implementation and management on its web infrastructure platforms in 14 state-of-the art data centers supported by 600 professionals. NaviSite specializes in the mid-market and provides customized and scalable solutions leveraging its broad range of application development capabilities, packaged software implementation expertise, deep portfolio of best in class technologies and a full suite of web-hosting and internet infrastructure options. For more information, please visit www.navisite.com
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This release contains forward-looking statements, which address a variety of subjects including the expected future operating and financial results, including profitability, revenue growth and EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or make expected future investments in NaviSite’ businesses or NaviSite may be unable to raise the necessary funds to meet its payment obligations to CIBC World Markets Corp. and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies or revenue; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties;; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.
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